Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 14, 2014

WINTHROP REALTY TRUST TO PAY FULL LIQUIDATING DISTRIBUTION ON ITS SERIES D PREFERRED SHARES ON SEPTEMBER 15, 2014

FOR IMMEDIATE RELEASE – BOSTON, August 14, 2014/ -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced that in connection with its election to liquidate, it will pay the full liquidating distribution on its 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series D Preferred Shares”) on September 15, 2014.  The liquidating distribution payable on such date is $25.4815 per Series D Preferred Share which represents the $25.00 liquidation preference plus accrued and unpaid dividends on the Series D Preferred Shares to, but not including, the payment date.

As provided in the Certificate of Designations governing the Series D Preferred Shares, upon delivery of the full liquidation preference to the record holder of the Series D Preferred Shares, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of Winthrop.  Accordingly, once the liquidating distribution is paid, the holders of the Series D Preferred Shares will no longer be entitled to any future dividends on account of the Series D Preferred Shares including the previously declared dividend which was otherwise payable on September 30, 2014 to holders of record on September 12, 2014.

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About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate collateralized debt and REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.